HEI Exhibit 12 (page 1 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	2005		2004		2003
Years ended December 31	(1)	(2)	(1)	(2)	(1)	(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$144,671	$196,735	$142,779	$189,963	$138,808	$192,616
Interest component of rentals	4,133	4,133	3,935	3,935	4,214	4,214
Pretax preferred stock dividend requirements of subsidiaries	2,976	2,976	2,956	2,956	3,082	3,082
Preferred securities distributions of trust subsidiaries	—	—	—	—	16,035	16,035

Total fixed charges	$151,780	$203,844	$149,670	$196,854	$162,139	$215,947

Earnings
Pretax income from continuing operations	$201,344	$201,344	$200,219	$200,219	$182,415	$182,415
Fixed charges, as shown	151,780	203,844	149,670	196,854	162,139	215,947
Interest capitalized	(2,020)	(2,020)	(2,542)	(2,542)	(1,914)	(1,914)

Earnings available for fixed charges	$351,104	$403,168	$347,347	$394,531	$342,640	$396,448

Ratio of earnings to fixed charges	2.31	1.98	2.32	2.00	2.11	1.84

(1)	Excluding interest on ASB deposits.

(2)	Including interest on ASB deposits.

(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12 (page 2 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Continued

	2002		2001
Years ended December 31	(1)	(2)	(1)	(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$151,543	$225,174	$175,780	$292,311
Interest component of rentals	4,501	4,501	4,268	4,268
Pretax preferred stock dividend requirements of subsidiaries	3,069	3,069	3,069	3,069
Preferred securities distributions of trust subsidiaries	16,035	16,035	16,035	16,035

Total fixed charges	$175,148	$248,779	$199,152	$315,683

Earnings
Pretax income from continuing operations	$181,909	$181,909	$165,903	$165,903
Fixed charges, as shown	175,148	248,779	199,152	315,683
Interest capitalized	(1,855)	(1,855)	(2,258)	(2,258)

Earnings available for fixed charges	$355,202	$428,833	$362,797	$479,328

Ratio of earnings to fixed charges	2.03	1.72	1.82	1.52

(1)	Excluding interest on ASB deposits.

(2)	Including interest on ASB deposits.

(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.